Exhibit 10.3

EXECUTIVE EMPLOYMENT AGREEMENT

MEMORANDUM OF AGREEMENT made effective as of the 1st day of January 2012.

BETWEEN:

Hemisphere Energy Corporation, a body corporate having its head office at Vancouver, British Colombia (the "Corporation")

- and -

Dorlyn Evancic, an individual resident in Vancouver, British Columbia, (the "Executive")

WHEREAS the Executive is a senior executive of the Corporation and is considered by the Board of Directors of the Corporation to be a valued employee of the Corporation and has acquired skills and abilities relating to and an extensive background in and knowledge of the Corporation's business and the industry in which it is engaged;

AND WHEREAS the Board of Directors recognizes that it is in the best interests of the Corporation and its shareholders that the Corporation retain the continuing dedication of the Executive to his office and employment;

AND WHEREAS the Corporation believes it is fair and reasonable to the Corporation that the Executive receive fair treatment in the event of a termination of employment or in the event of a Change of Control in respect of the Corporation;

NOW THEREFORE in consideration of the premises and the mutual covenants herein contained and in consideration of the Executive continuing in office and in the employment of the Corporation, the Corporation and the Executive hereby covenant and agree as follows:

1.	Definitions

For the purposes of this Agreement, the following terms shall have the following meanings, respectively:

(a)	"Affiliate" shall have the meaning ascribed thereto, in the Canada Business Corporations Act as at the date of this Agreement.

(b)

"Agreement" means this agreement and all schedules attached hereto, and in each case as they may be amended or supplemented from time to time, and the expressions "hereof", "herein", "hereto", "hereunder", "hereby" and similar expressions refer to this agreement and, unless otherwise indicated, references to articles, sections and subsections are to articles, sections and subsections in this agreement;

(c)	"Annual Base Salary" has the meaning ascribed thereto in Section 5(a) hereof.

(d)

"Annual Compensation on Termination" means the Annual Base Salary of the Executive (before giving effect to any reduction thereof constituting a Good Reason under subsection 1(j) hereof) payable by the Corporation as at the end of the month immediately preceding the month in which the termination of employment hereunder takes effect, together with the Average Annual Bonus representing the lost value of all benefits enjoyed by the Executive, at the time of the termination of employment.

(e)	"Associate" shall have the meaning ascribed thereto in the Canada Business Corporations Act, as at the date of this Agreement.

(f)	"Average Annual Bonus" means an amount equal to either:

(i) the average of the annual bonus paid to the Executive over the two (2) years immediately prior to any termination of the Executive; or

(ii)

if the Executive has not been continuously employed by the Corporation for a period of two years prior to termination, the last annual bonus paid to the Executive prior to the termination of the Executive.

(g)	"Board of Directors" means the Board of Directors of the Corporation.

(h)

"Change of Control" means the occurrence of a transaction or a series of transactions following the effective date of this Agreement, other than as agreed to in writing by the Executive, as a result of which:

(i)

any Person acquires or becomes the beneficial owner of, or a combination of Persons acting jointly or in concert or pursuant to a voting trust acquire or become the beneficial owner of, directly or indirectly, such number of Voting Securities of the Corporation which, together with such Person's or Persons' then owned Voting Securities of the Corporation, if any, represent 50% or more of the Voting Securities of the Corporation, whether such 50% threshold percentage is achieved through the acquisition of previously issued and outstanding Voting Securities, or of Voting Securities that have not been previously issued, or any combination thereof, or any other transaction having a similar effect; PROVIDED, HOWEVER, that the provisions of this subsection (i) shall be deemed not to apply to:

(A)

the acquisition of 40% or more of the Voting Securities of the Corporation by the Executive or any Associate(s) of the Executive or by any voting trust in which either the Executive or any Associate(s) of the Executive participate(s); and

(ii) a majority of the directors of the Corporation is removed from office at any annual or special meeting of shareholders or in any other manner whatsoever;

(iii)

the Corporation merges or is consolidated with, completes a successful take-over of or is successfully taken over by or concludes an arrangement for the disposition of the Corporation to or for the acquisition of any other corporation(s) or legal entity(ies) (other than with, of, by or to a wholly- owned Subsidiary or Subsidiaries of the Corporation) and such transaction or series of transactions results in a Person (other than the shareholders of the Corporation, taken as a whole, immediately before the transaction in question) acquiring or becoming the beneficial owner of, or a combination of Persons (other than the shareholders of the Corporation, taken as a whole, immediately before the transaction in question) acting jointly or in concert or pursuant to a voting trust acquiring or becoming the beneficial owner of, directly or indirectly, such number of Voting Securities of the resulting Corporation(s) or legal entity(ies), so as to gain effective control of the resulting Corporation(s) or the legal entity(ies), PROVIDED, HOWEVER, that the provisions of this subsection (iii) shall be deemed not to apply to any transaction in which the majority of the directors of the Corporation (as it was constituted prior to the transaction) remain as a majority of the directors of the Corporation following such transaction(s); or

(iv)

the Corporation sells all or substantially all of its assets, over the reasonable objection of the Executive, to any other corporation(s) or legal entity(ies) (other than to a wholly-owned Subsidiary or Subsidiaries of the Corporation), and for the purpose of this subsection (iv), "substantially all" shall mean 75% or more in value of the "proved reserves" of the Corporation from time to time;

(i)	"Corporation" means Hemisphere Energy Corporation and its Affiliates and Subsidiaries.

(j)	"Effective Date" means, in the event of termination of employment by the Corporation or the Executive, the effective date of written notice provided to the Executive or the Corporation, respectively.

(k)	"Good Reason", in each case except as agreed to in writing by the Executive, means:

(i) a Change of Control;

(ii)

the Executive is assigned any responsibilities or duties materially inconsistent with his position, duties, responsibilities and status with the Corporation as Chief Financial Officer as in effect at the date of this Agreement, or there is a material change in the Executive's position, duties, responsibilities (including reporting responsibilities), titles or offices as contemplated by this Agreement;

(iii)

any failure by the Corporation to continue to provide the Executive any benefit, bonus, profit sharing, incentive, remuneration or compensation plan, stock ownership or purchase plan, stock option plan, life insurance, disability plan, pension plan or retirement plan in which the Executive was entitled to participate in as at the date of this Agreement (or as may be added to or amended to benefit the Executive, from time to time) or the taking by the Corporation of any action materially adversely affecting the Executive's participation in or materially reducing his rights or benefits under or pursuant to any such plan. The Executive shall also be entitled to participate in and to receive all rights and benefits under any plan or program adopted by the Corporation for its executive officers as a group. Nothing in this Agreement affects of fetters the discretion of the Corporation to grant or award or not any bonus, option.

(iv)

the Corporation requires the Executive to relocate to any city or community other than the City of Vancouver, except for required travel on the Corporation's business to an extent substantially consistent with the Executive's business obligations under this Agreement;

(v)	there is any material breach by the Corporation of any material provision of this Agreement; or

(vi)

any adverse change by the Corporation or its successor in title, and without the agreement of the Executive, in any of the duties, powers, rights, discretions, salary, title, or lines of reporting, such that immediately after such change or series of changes, the responsibilities and status of the Executive, taken as a whole, are not at least substantially equivalent to those assigned to him immediately prior to such change, or any other reason which would be considered to amount to constructive dismissal by a court of competent jurisdiction.

(l)

"Just Cause" includes, without in any way limiting its definition under common law, any improper conduct by the Executive which is materially detrimental to the Corporation or the wilful failure of the Executive to properly carry out his duties.

(m)	"Option" has the meaning ascribed to it in subsection 5(d) hereof.

(n)	"Person" includes an individual, partnership, association, body corporate, trustee, executor, administrator, legal representative and any national, provincial, state or municipal government.

(o)

"Stock Option Agreement" means the Stock Option Agreement of the Corporation with respect to Stock Options granted to the Executive under the terms and conditions of the Option Plan or Plans in existence within the Corporation at the time of such grant.

(p)	"Subsidiary" has the meaning ascribed to it in the Securities Act (British Columbia) as at the date of this Agreement; and

(q)

"Voting Securities" means any securities of the Corporation ordinarily carrying the right to vote for the election of directors and any securities immediately convertible into or exchangeable for such securities.

2.	Employment of the Executive

The Corporation shall continue to employ the Executive, and the Executive shall serve the Corporation, as an officer of the Corporation in the position held as of the date hereof, on the terms and conditions and for the remuneration hereinafter set forth, or in such other position, or on such other terms and conditions or for such other remuneration as the parties hereto may subsequently agree. In such position, the Executive shall perform or fulfil such duties and responsibilities as the Board of Directors may designate from time to time and as are consistent with such position.

3.	Performance of Duties/Responsibilities of the Executive

During the period of his employment, the Executive shall faithfully, honestly and diligently serve the Corporation and shall carry out such tasks as the Corporation may from time to time reasonably request. The Corporation may change the Executive's responsibilities and status, provided that such change or series of changes would not constitute Good Reason. The Executive shall devote his full time and efforts to the business of the Corporation and to fulfilling the Executive's responsibilities, and the Executive shall use his best efforts to promote the interests of the Corporation. Notwithstanding the foregoing, the parties to this Agreement acknowledge and agree that the Executive has held and will continue to hold interests and positions in outside business opportunities as are known to the Corporation as of the effective date of this Agreement and as may change from time to time with the consent of the Corporation, which opportunities the Executive is entitled to continue to participate in during the term of this Agreement provided such participation does not detract from the ability of the Executive to fulfil his obligations to the Corporation.

4.	Term

This Agreement shall continue in full force and effect from the date hereof and for a period of indefinite term unless earlier terminated in accordance with the provisions of Article 6.

5.	Remuneration

(a)

The Corporation shall pay to the Executive a gross annual salary of $130,000, which may thereafter be increased as determined by the Board of Directors (as increased from time to time, the "Annual Base Salary"). This annual salary shall be payable in accordance with the Corporation's usual payroll practices, but, in any event, not less than monthly.

(b)	In addition to the annual salary payable to the Executive, the Executive shall be entitled to receive a performance bonus as and when determined by, and at the discretion of, the Board of Directors.

(c)	The Executive shall be entitled to the following benefits:

(i)	annual paid vacation of Five (5) weeks;

(ii)

the Corporation shall pay or reimburse the Executive for all reasonable out of pocket business expenses including, without limitation, all travel and promotional expenses payable or incurred by the Executive in connection with the proper discharge of his duties under this Agreement. All payments or reimbursement shall be made upon submission by the Executive of vouchers, bills or receipts for all such reasonable expenses;

(iii)

the Executive shall be entitled to participate and to receive all rights and benefits under any life insurance, disability, medical, dental, health and accident plans maintained by the Corporation for its employees generally and for its executive officers specifically, with eligibility and benefits determined in accordance with the terms of such policy; and

(iv)

the Executive shall be entitled to participate in and to receive all rights and benefits under the Corporation's profit sharing and stock option plans as the same may be constituted from time to time, together with such other plan or plans as may be implemented by the Corporation during the term of this Agreement, provided that such participation shall be in accordance with and subject to all applicable terms and conditions of such plans.

(d)

The Corporation has granted to the Executive options to purchase shares in the common stock of the Corporation, and the Corporation may hereafter continue to grant options to the Executive (collectively the "Options"), which Options are to be governed by the terms and conditions of the Corporation's Stock Option Agreement(s), as amended.

6.	Termination

(a)

Termination of Employment by the Corporation for Just Cause. The Corporation may terminate this Agreement and the Executive's employment with the Corporation at any time without notice or further obligations to the Executive for reasons of Just Cause.

(b)

Termination of Employment without Just Cause. Subject to subsection 6(e) hereof, if the Executive's employment is terminated (a) by the Corporation other than for Just Cause, or (b) by the Executive in response to a Good Reason within ninety (90) days after the Good Reason has taken effect, the Executive shall be entitled to receive, and the Corporation shall pay to the Executive, immediately following termination, a cash amount equal to the Annual Compensation on Termination:

	(i)	Annual Base Salary (12 months); plus

	(ii)	Average Annual Bonus

(c)

Executive Stock Options on Termination Without Just Cause In the event of a termination pursuant to Section 6(b) hereof, the Multiplier created by the calculation set out in 6(b) shall also represent the number of months following the Effective Date of the termination (the "Notice Period") for which the Executive shall be entitled to the accelerated and immediate vesting of those Options which would have otherwise vested during the Notice Period and which accelerated Options may be exercised by the Executive in accordance with the timeframes set out in the Stock Option Agreement, in such circumstances.

(d)

Resignation or Retirement. The Executive may terminate this Agreement and the Executive's employment with the Corporation at any time by giving thirty (30) days written notice of termination to the Corporation, even if the Executive does not do so for Good Reason, and the Corporation shall have no further obligation to the Executive under this Agreement or pursuant to the Executive's employment, and no other compensation shall be payable to the Executive after the expiry of the said notice.

(e)	Non-Applicability. Subsections 6(b) and 6(c) do not apply in the event of termination of the employment of the Executive as a result of the death, disability or retirement of the Executive.

7.	Change of Control

Subject to the terms of this Agreement, the Executive agrees to remain in the employ of the Corporation during the period commencing with any act taken by any Person, or the announcement of an intention to take such act, which may result in a Change of Control of the Corporation and ending with the final conclusion of all matters associated with such act or announcement.

8.	Resignations and Release

If the employment of the Executive is terminated for any of the reasons set forth in Article 6 hereof, the Executive shall immediately tender his resignation from any position he may hold as an officer or director of the Corporation. Upon the payment of the appropriate amounts described in this Agreement, if any, the employee agrees to accept such payment as full and complete satisfaction of any and all outstanding obligations, from the Corporation to the Executive. The Executive further agrees to provide the Corporation, prior to any payments hereunder, with an executed Release in a form satisfactory to the Corporation, with respect to all matters arising out of this Agreement, the termination of this Agreement and the termination of the employment relationship.

9.	No Obligation to Mitigate

The Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by the Executive as a result of employment by another employer after termination or otherwise.

10.	Confidentiality

(a)

In the event of the termination of the employment of the Executive, howsoever initiated, whether by the Corporation or the Executive, the Executive agrees to keep confidential all information of a confidential or proprietary nature concerning the Corporation, its subsidiaries and affiliates and their respective operations, opportunities, assets, finances, business and affairs and further agrees not to use such information for personal advantage, provided that nothing herein shall prevent disclosure of information which is publicly available or which is required to be disclosed under appropriate statutes, rules of law or legal process.

(b)

The Executive recognizes and understands that in performing the duties and responsibilities of his employment as outlined in this Agreement, he has been and will be a key employee of the Corporation and will occupy a position of high fiduciary trust and confidence, pursuant to which he has developed and will develop and acquire wide experience and knowledge with respect to all aspect of the services and businesses carried on by the Corporation and its Affiliates and the manner in which such businesses are conducted. It is the expressed intent and agreement of the Executive and the Corporation that such knowledge and experience shall be used solely and exclusively in the furtherance of the business interest of the Corporation and its Affiliates and not in any manner detrimental to them. The Executive therefore agrees that so long as he is employed by the Corporation pursuant to this Agreement he shall not engage in any practice or business in competition with the business of the Corporation or any of its Affiliates, nor shall he take any act that would result in a conflict of interest with respect to the Executive's duties under this Agreement.

11.	Legal Proceedings

(a)

To the extent that it is lawfully able to do so, the Corporation shall indemnify the Executive and his heirs, and legal representatives against all costs, charges and expenses (including any amounts paid to settle any actions or satisfy any judgment) reasonably incurred by the Executive in respect of any civil, criminal or administrative action or proceeding to which he has been made a party by reason of being or having been an employee, director, or officer of the Corporation if:

	(i)	the Executive acted honestly and in good faith with a view to the best interests of the Corporation; and

	(ii)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Executive had reasonable grounds for believing that his conduct was lawful.

(b)

To the extent that it is lawfully able to do so, the Corporation shall indemnify the Executive and his heirs, and legal representatives against all costs, charges and expenses reasonably incurred by the Executive in respect of an action by or on behalf of the Corporation to procure a judgment in the Corporation's favour to which the Executive is made a party by reason of having been an employee, director, or officer of the Corporation, if:

	(i)	the Executive acted honestly and in good faith with a view to the best interests of the Corporation; and

	(ii)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Executive had reasonable grounds for believing that his conduct was lawful.

12.	Enurement

This Agreement shall enure to the benefit of and be enforceable by the Executive's successors or legal representatives but otherwise it is not assignable.

13.	Entire Agreement

Except as specifically excepted herein, this Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof. No amendment or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby.

14.	Provisions Which Operate Following Termination

Notwithstanding any termination of this Agreement for any reason whatsoever and with or without cause, the provisions of Articles 8, 10, 11 and 16, and any of the provisions of this Agreement necessary to give efficacy thereto, shall continue in full force and effect following such termination.

15.	Headings

The headings of the articles, sections and subsections herein are inserted for convenience of cross reference only and shall not effect the meaning or construction hereof.

16.	Severability

If any provision contained herein is determined to be void or unenforceable in whole or in part, it shall be and be deemed to be severed from this Agreement without effecting or impairing the validity of any other provision herein.

17.	Choice of Law

This Agreement shall be governed and interpreted in accordance with the laws of the Province of British Columbia and the courts of the Province of British Columbia shall be the sole and proper forum with respect to any suits brought with respect to this Agreement.

18.	Most Favoured – Nation Provision

If there is a conflict between the provisions of this Agreement and the provisions of any incentive compensation plans, benefit plans, pension plans, any other perquisites payable, or any basis of compensation or the payment of benefits to the Executive generally, the parties acknowledge and agree that it is the intent of this Agreement that the Executive shall receive the maximum of the amounts owing to him hereunder or thereunder and in no event shall the Executive be disadvantaged as a result of such a conflict.

19.	Notices

Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be prepaid first-class mail, by facsimile or other means of electronic communication or by hand-delivery as hereinafter provided. Any such notice or other communication, if mailed by prepaid first-class mail at any time other than during a general discontinuance of postal service due to strike, lockout or otherwise, shall be deemed to have been received on the fourth business day after the post-marked date thereof, or if sent by facsimile or other means of electronic communication, shall be deemed to have been received at the time it is delivered to the applicable address noted below either to the individual designated below or to an individual at such address having apparent authority to accept deliveries on behalf of the addressee. Notice of change of address shall also be governed by this section. In the event of a general discontinuance of postal service due to strike, lock-out or otherwise, notices or other communications shall be delivered by hand or sent by facsimile or other means of electronic communication and shall be deemed to have been received in accordance with this section. Notices and other communications shall be addressed as follows:

(a)	if to the Executive:

Dorlyn Evancic _____________________ _____________________
Phone: _______________

(b)	if to the Corporation:

Hemisphere Energy Corporation
Suite 570 -789 West Pender St.
Vancouver, BC V6C 1H2
Attention: Chairman, Board of Directors
Facsimile: (604) 685-9676

20.	Copy of Agreement

The Executive hereby acknowledges receipt of a copy of this Agreement duly signed by the Corporation.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement, signed at Vancouver on February 1, 2012.

/s/ Ian Duncan	/s/ Dorlyn Evancic
Witness	Dorlyn Evancic

HEMISPHERE ENERGY CORPORATION

By: /s/ Don Simmons
Don Simmons